UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                             October 10, 2008
            ------------------------------------------------
            Date of Report (Date of earliest event reported)

                                Con-way Inc.
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)

         Delaware               1-5046              94-1444798
         ----------             ------              ----------
        (State or other        (Commission         (IRS Employer
        jurisdiction of        File Number)        Identification
        incorporation or                              Number)
         organization)

       2855 Campus Drive, Suite 300, San Mateo, California 94403
      -----------------------------------------------------------
                (Address of principal executive offices)
                               (zip code)

          Registrant's telephone number, including area code:
                             (650) 378-5200


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     (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  8.01 OTHER EVENTS

   As previously disclosed, on August 11, 2008, Con-way Inc. ("Con-way") filed an arbitration demand and a federal lawsuit against Central States, Southeast and Southwest Areas Pension Fund ("Central States") in order to resolve uncertainties created by Central States' recent contact with Con-way relating to Con-way's potential liability for a portion of the multiemployer pension plan withdrawal liability incurred by Consolidated Freightways Corporation ("CFC"), a former subsidiary of Con-way which it spun off to its stockholders in 1996. CFC subsequently went bankrupt in 2002 and the multiemployer pension plans to which CFC was a party (including Central States) subsequently assessed approximately $400 million in claims against CFC for "withdrawal liabilities" that they determined to be CFC's share of unfunded vested benefits under those plans. The withdrawal liability claim that Central States asserted and was allowed against CFC in the bankruptcy was in the approximate amount of $319 million, which was based on a withdrawal from Central States in late 2002. According to public court filings, CFC's bankruptcy estate to date has paid Central States approximately $59.5 million of this amount in distributions on this allowed claim.

   In the arbitration demand, Con-way asked the arbitrator to decide and resolve in Con-way's favor all arbitrable disputes between the parties. In the lawsuit, Con-way Inc. v. Central States, Southeast and Southwest Areas Pension Fund (United States District for the Northern District of California
2008), Con-way asked the court to compel Central States to have all disputes between the parties decided in the arbitration that Con-way filed, or, alternatively, to declare that Con-way is not liable for any of CFC's unpaid withdrawal liabilities, and to enjoin Central States from violating applicable statutory and plan requirements.

   Very recently, Con-way received a demand letter from Central States notifying it of the assertion of withdrawal liability against it in the amount of $662 million (payable over a term of approximately 11 years). Central States contends that this withdrawal liability arose on the date Con-way sold a former subsidiary to UPS in December 2004 (rather than the date that CFC permanently ceased its obligation to contribute to Central States in
2002) based on Central States' position that the 2004 sale resulted in a 'complete withdrawal' (within the meaning of applicable federal law). As a result, Central States contends that Con-way owes $662 million in withdrawal liability. The higher alleged withdrawal liability calculation primarily reflects the fact that Central States' overall level of underfunding increased substantially from 2002 to 2004. Central States' demand letter also claims that it is without prejudice to a future claim or assertion (which Con-way presumes would be in lieu of, and not in addition to, the claim for $662 million) that Central States' proof of claim against CFC in connection with the CFC bankruptcy was effective notice of withdrawal liability to Con-way, therefore Con-way is in default and the amount of such liability would be a total of approximately $412 million (including approximately $319 of withdrawal liability and accrued interest thereon). The letter does not refer to how previous recoveries made by Central States in the CFC bankruptcy would be taken into account, if at all.

   Con-way continues to believe that its actions in connection with the CFC spin-off were proper and will continue to vigorously defend itself from claims brought against it by Central States and any other multiemployer pension funds seeking to hold Con-way responsible for withdrawal liabilities. However, there can be no assurance as to the outcome of any such litigation given uncertainties inherent in such proceedings, including the possible application of adverse judicial decisions rendered in unrelated matters not involving Con-way. Con-way continues to believe that the amount of any claims for unpaid withdrawal liabilities that multiemployer plans may in the future assert against Con-way could be material, and a judgment or arbitration award against Con-way for all or a significant part of these claims could have a material adverse effect on Con-way's financial condition, results of operations and cash flows.

   As a result of the matters discussed above, Con-way can provide no assurance that matters relating to the spin-off of CFC will not have a material adverse effect on Con-way's financial condition, results of operations or cash flows.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Con-way Inc.
                        ------------
                        (Registrant)

October 10, 2008        /s/ Jennifer W. Pileggi
                        --------------------------
                        Jennifer W. Pileggi
                        Senior Vice President, General Counsel
                        and Corporate Secretary